Exhibit 10.1

AMENDMENT TO FLUSHING FINANCIAL CORPORATION
2005 OMNIBUS INCENTIVE PLAN

The Flushing Financial Corporation 2005 Omnibus Incentive Plan as amended and restated through May 17, 2011 (the “Plan”) is hereby amended as follows effective as of July 1, 2011.

Section 8(a) of the Plan is hereby amended to read as follows:

8. Non-Employee Director Awards. Each non-employee director shall automatically receive Formula Awards as provided in Section 8(a), having the terms and conditions provided in Section 8(b).

(a) Time and Amount of Formula Awards. Formula Awards shall be made as follows:

(i) Annual Grants. As of January 30 of each year following July 1, 2011, each person then serving as a non-employee director shall be granted 4,800 RSUs, subject to adjustment as provided in Section 11(c). Prior to such grant, the Committee may determine to substitute Restricted Stock for such RSUs.

(ii) Initial Grants. Effective as of the date of a person’s initial election or appointment as a non-employee director or change to non-employee director status after July 1, 2011, such person shall be granted a pro rated portion of the Annual Grant consisting of 400 shares of Restricted Stock for each full or partial month from the date of such director’s election or appointment or change in status to the following January 30 (subject to adjustment as provided in Section 11(c)). Prior to such grant, the Committee may determine to substitute RSUs for such Restricted Stock.

IN WITNESS WHEREOF, Flushing Financial Corporation has caused this Amendment to be executed this 30th day of August, 2011.

                                                                                                                                                                                                       FLUSHING FINANCIAL CORPORATION

 By: /s/Maria A. Grasso
         Name: Maria A. Grasso
Title: Executive Vice President, COO, &
Corporate Secretary